Exhibit 5.1

April 19, 2019

German American Bancorp, Inc.

711 Main Street

Jasper, Indiana 47546

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to German American Bancorp, Inc., an Indiana corporation (“German American”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,665,692 shares of common stock, no par value, of German American (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Reorganization, dated February 21, 2019, by and among Citizens First Corporation, Citizens First Bank, Inc., German American and German American Bank (as it may be amended from time to time, and including all exhibits thereto, the “Merger Agreement”), pursuant to which Citizens First Corporation will merge with and into German American (the “Merger”).

For purposes of the opinions contained herein, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies. We also have assumed with respect to all documents examined by us which contained facsimile signatures that such signatures were the original signature of the party and have the same force and effect as an original signature. In addition, in making our examination of the documents related to the subject matter hereof and the documents described herein which have been executed by parties other than German American, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity, binding effect and enforceability of all such documents on such other parties in accordance with their respective terms.

2700 Market Tower, 10 West Market Street
Indianapolis, IN 46204

German American Bancorp, Inc.

April 19, 2019

As to any facts material to our opinion which we did not independently establish or verify, we have been furnished with and have relied upon certificates of officers and other representatives of German American.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Registration Statement has been declared effective by order of the Commission and the Merger is consummated in accordance with the terms of the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related proxy statement/prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bingham Greenebaum Doll LLP

BINGHAM GREENEBAUM DOLL LLP

JEH/BCA/DBW